ICOA Signs Letter of Intent to Acquire CTURN
             Marks ICOA's entree into fixed wireless - Wi-Max market

Warwick, RI - March 31, 2006 -- ICOA, Inc. (OTCBB: ICOA), a national provider of wireless broadband Internet networks and managed services in high-traffic public locations, announced today that it has signed a Letter of Intent to acquire 100% of the stock of CTURN Corporation, a high-speed wireless broadband network service provider headquartered in Salem, Oregon. The proposed transaction is subject to the execution of a definitive agreement, and is contingent upon ICOA's ability to refinance a significant portion of debt with third party creditors.


"ICOA has been studying the fixed wireless and Wi-Max marketplace for some time. We feel that CTURN's rural market strategy is the right plan at the right time and complements ICOA's long-term strategy," said Rick Schiffmann CEO of ICOA.


"Pat Turnidge and his team have developed a comprehensive and well-financed business model that is already receiving significant traction in their developmental markets," said Stephen Cummings, ICOA's CFO. "I look forward to expeditiously closing this transaction."


Pat Turnidge, President of CTURN Corporation, said, "I am extremely excited to be working with ICOA. As we began to look at ICOA's strong back-office, operational, and engineering capabilities, combining the wireless deployment and operational experience of ICOA's team with CTURN's strong position in the rural fixed wireless arena was an obvious step. This proposed transaction greatly enhances CTURN's development schedule."

About ICOA, Inc.

ICOA, Inc. is a national provider of neutral-host wireless and wired broadband Internet networks in high-traffic public locations. ICOA provides design, installation, operations, maintenance and management of neutral, common-use 802.11x standard WLAN Wi-Fi hot spot and hot zone infrastructure throughout airport facilities, quick-service restaurants, universities, travel plazas, marinas, hospitality and municipal/hot zone locations. ICOA owns or operates over 1,500 broadband access installations in high-traffic locations across 45 states. For additional information, visit http://www.icoacorp.com. To subscribe to ICOA's email alert system, please send an email to: news-subscribe@icoacorp.com. For more information regarding ICOA, contact Erwin Vahlsing, Jr., VP Finance at (401) 352-2310 or email evahlsing@icoacorp.com.

About CTURN Corporation

CTURN Corporation is a Wireless Broadband Network Service Provider. Our vision is to use today's most advanced technologies to provide world-class service and products for our clients. We are committed to fast, secure and reliable broadband wireless service, unsurpassed customer care, and value added programs designed to enhance the economic development of rural America.

The foregoing contains "forward-looking statements" which are based on management's beliefs, as well as on a number of assumptions concerning future events and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ICOA's control that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see ICOA's filings with the Securities and Exchange Commission. ICOA disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ICOA.